Warby Parker Announces Fourth Quarter and Full Year 2023 Results
2023 net revenue increased 12.0% to $669.8 million
Average revenue per customer increased 9.3% year over year to $287
Expanded relationship with Versant Health, Inc. will nearly double lives with in-network access to >34 million

NEW YORK, February 28, 2024. Warby Parker Inc. (NYSE: WRBY) (“Warby Parker” or the “Company”), a direct-to-consumer lifestyle brand focused on vision for all, today announced financial results for the fourth quarter and full year ended December 31, 2023.
“2023 marked our second full year as a public company and one in which we executed on our commitment to growing sustainably, delivering double-digit revenue growth each quarter while improving margins and creating exceptional customer experiences,” said Co-Founder and Co-CEO Neil Blumenthal.
“Looking to 2024, we’re excited to meet millions of customers where and how they want to shop as we expand our retail presence, deploy disciplined marketing spend to support growth across our omnichannel experiences, and nearly double the number of insured lives who can use their in-network vision benefits with Warby Parker to over 34 million individuals,” added Co-Founder and Co-CEO Dave Gilboa.
Fourth Quarter and Full Year 2023 Highlights
•Full year net revenue increased $71.7 million, or 12.0%, to $669.8 million compared to full year 2022.
•Fourth quarter net revenue increased $15.4 million, or 10.5%, to $161.9 million compared to fourth quarter 2022.
•Average Revenue per Customer increased 9.3% year over year to $287.
•Full year GAAP net loss of $63.2 million, and fourth quarter GAAP net loss of $19.0 million.
•Full year adjusted EBITDA(1) of $52.4 million and adjusted EBITDA margin(1) of 7.8%, and fourth quarter adjusted EBITDA(1) of $9.4 million and adjusted EBITDA margin(1) of 5.8%.
•Opened 40 new stores during the year, ending 2023 with 237 stores.
•Net cash provided by operating activities of $61.0 million in 2023 compared to $10.4 million in 2022.
•$7.3 million of full year Free Cash Flow(1).
•Over 15 million pairs of glasses have been distributed to people in need through our Buy a Pair, Give a Pair program.
Fourth Quarter 2023 Year Over Year Financial Results
•Net revenue increased $15.4 million, or 10.5%, to $161.9 million.
•Average Revenue per Customer increased 9.3% to $287. Active Customers increased 2.5%, to 2.33 million.

•Gross profit increased 8.0% to $87.1 million.
•Gross margin was 53.8% compared to 55.1% in the prior year. The decrease in gross margin was primarily driven by the sales growth of contact lenses which are sold at a lower margin than glasses, increased doctor salaries, as the number of stores offering eye exams grew, and increases in store occupancy costs as a percent of revenue as we grew our store base from 200 stores as of December 31, 2022 to 237 stores as of December 31, 2023. These impacts were partially offset by increased progressives penetration, increased efficiencies in our owned labs, and lower outbound customer shipping costs as a percent of revenue.
•Selling, general and administrative expenses (“SG&A”) increased $6.3 million to $108.6 million, or 67.1% of revenue, primarily driven by higher compensation costs from growth in our retail team associated with store expansion, increased marketing costs, and increased technology costs, partially offset by lower stock-based compensation costs, which represented 10.1% of revenue compared to 13.6% in Q4 2022. Adjusted SG&A(1) increased from 55.6% to 56.4% of revenue.
•GAAP net loss improved $1.2 million to $19.0 million, primarily as a result of the increase in gross profit, partially offset by increased SG&A as described above.
•Adjusted EBITDA(1) increased $0.8 million to $9.4 million, and adjusted EBITDA margin(1) was flat at 5.8%.
Full Year 2023 Year Over Year Financial Results
•Net revenue increased $71.7 million, or 12.0%, to $669.8 million.
•Average Revenue per Customer increased 9.3% to $287. Active Customers increased 2.5%, to 2.33 million.
•Gross profit increased 7.1% to $365.2 million.
•Gross margin was 54.5% compared to 57.0% in the prior year. The decrease in gross margin was primarily driven by the sales growth of contact lenses which are sold at a lower margin than our glasses, increased doctor salaries, as the number of stores offering eye exams grew, and increases in store occupancy costs as a percent of revenue as we grew our store base from 200 stores as of December 31, 2022 to 237 stores as of December 31, 2023. These impacts were partially offset by increased progressives penetration, increased efficiencies in our owned labs, and lower outbound customer shipping costs as a percent of revenue.
•SG&A decreased $15.0 million to $437.2 million, or 65.3% of revenue, primarily driven by a decrease in stock-based compensation and marketing costs, partially offset by increased technology costs and higher salaries from growth in our retail team. Adjusted SG&A(1) was $358.6 million, or 53.5% of revenue, versus $348.5 million, or 58.3% of revenue in the prior year.
•GAAP net loss improved $47.2 million to $63.2 million, primarily as a result of the increase in gross profit and the decrease in SG&A described above.
•Adjusted EBITDA(1) increased $25.2 million to $52.4 million, and adjusted EBITDA margin(1) of 7.8% was up 3.3 points as compared to 2022.

Balance Sheet Highlights
Warby Parker ended 2023 with $216.9 million in cash and cash equivalents. The Company also entered into a new $120 million revolving credit facility with JPMorgan Chase Bank, N.A., Citibank, N.A., and the other lenders from time to time party thereto, which remains undrawn. This facility replaces Warby Parker’s former credit facility with Comerica Bank.
Recent Developments
In February 2024, Warby Parker expanded its relationship with Versant Health, Inc., a wholly-owned subsidiary of MetLife, Inc., and one of the nation’s leading administrators of managed vision care. This expansion will bring an additional 15 million lives in-network with Warby Parker, nearly doubling the number of lives with in-network access to Warby Parker to over 34 million. The Company expects members under these plans to be able to access their in-network benefits later this year.
2024 Outlook
For the full year 2024, Warby Parker is providing the following guidance:
•Net revenue of $748 to $758 million, representing approximately 12% to 13% growth versus full year 2023.
•Adjusted EBITDA(1) of $67 million at the midpoint of our revenue range, which equates to an adjusted EBITDA margin(1) of 8.9%.
•40 new store openings.
“As a leadership team, we remain focused on delivering strong topline and bottomline results that speak to Warby Parker’s brand strength, disciplined cost management, and strategic vision as a holistic vision care company,” said Chief Financial Officer Steve Miller.
The guidance and forward-looking statements made in this press release and on our conference call are based on management's expectations as of the date of this press release.
(1) Please see the definitions and reconciliations of non-GAAP financial measures to the most comparable GAAP financial measures in the section titled “Non-GAAP Financial Measures” below.
Webcast and Conference Call
A conference call to discuss Warby Parker’s fourth quarter and full year 2023 results, as well as first quarter and full year 2024 outlook, is scheduled for 8:00 a.m. ET today. To participate, please dial 833-470-1428 from the U.S. or 404-975-4839 from international locations. The conference passcode is 043976. A live webcast of the conference call will be available on the investors section of the Company’s website at investors.warbyparker.com where presentation materials will also be posted prior to the conference call. A replay will be made available online approximately two hours following the live call for a period of 90 days.

Forward-Looking Statements
This press release and the related conference call, webcast and presentation contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may relate to, but are not limited to, expectations of future operating results or financial performance, including expectations regarding achieving profitability, delivering stakeholder value, growing market share, and our GAAP and non-GAAP guidance for the quarter ending March 31, 2024 and year ending December 31, 2024; expectations regarding the number of new store openings during the year ending December 31, 2024; management’s plans, priorities, initiatives and strategies; and expectations regarding growth of our business. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantiﬁed. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “toward,” “will,” or “would,” or the negative of these words or other similar terms or expressions. You should not put undue reliance on any forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all.
Forward-looking statements are based on information available at the time those statements are made and are based on current expectations, estimates, forecasts, and projections as well as the beliefs and assumptions of management as of that time with respect to future events. These statements are subject to risks and uncertainties, many of which involve factors or circumstances that are beyond our control, that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. These risks and uncertainties include our ability to manage our future growth effectively; our expectations regarding cost of goods sold, gross margin, channel mix, customer mix, and selling, general, and administrative expenses; increases in component and shipping costs and changes in supply chain; our reliance on our information technology systems and enterprise resource planning systems for our business to effectively operate and safeguard confidential information and the impacts of any significant failure, inadequacy, interruption or cybersecurity incident; our ability to engage our existing customers and obtain new customers; planned new retail stores in 2024 and going forward; an overall decline in the health of the economy and other factors impacting consumer spending, such as recessionary conditions, inflation, government instability, and geopolitical unrest; our ability to compete successfully; our ability to manage our inventory balances and shrinkage; the growth of our brand awareness; our ability to recruit and retain optometrists, opticians, and other vision care professionals; the spread of new infectious diseases; the effects of seasonal trends on our results of operations; our ability to stay in compliance with extensive laws and regulations that apply to our business and operations; our ability to adequately maintain and protect our intellectual property and proprietary rights; our reliance on third parties for our products, operation and infrastructure; our duties related to being a public benefit corporation; the ability of our Co-Founders and Co-CEOs to exercise significant influence over all matters submitted to stockholders for approval; the effect of our multi-class structure on the trading price of our Class A common stock; and the increased expenses associated with being a public company. Additional information regarding these and other risks and uncertainties that could cause actual results to differ materially from the Company's expectations is included in our most recent reports filed with the SEC on Form 10-K and Form 10-Q. Except as required by law, we do not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise.
Additional information regarding these and other factors that could affect the Company’s results is included in the Company’s SEC filings, which may be obtained by visiting the SEC's website at www.sec.gov. Information contained on, or that is referenced or can be accessed through, our website does not constitute part of this document and inclusions of any website addresses herein are inactive textual references only.
Glossary
Active Customer is defined as a unique customer that has made at least one purchase of any product or service in the preceding 12-month period.
Average Revenue per Customer is defined as net revenue for a given period divided by the number of Active Customers as of the end of that same period.
Non-GAAP Financial Measures
We use adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, adjusted cost of goods sold (“adjusted COGS”), adjusted gross profit, adjusted gross margin, adjusted selling, general, and administrative expenses (“adjusted SG&A”), and free cash flow as important indicators of our operating performance. Collectively, we refer to these non-GAAP financial measures as our “Non-GAAP Measures.” The Non-GAAP Measures, when taken collectively with our GAAP results, may be helpful to investors because they provide consistency and comparability with past financial performance and assist in comparisons with other companies, some of which use similar non-GAAP financial information to supplement their GAAP results.
Adjusted EBITDA is defined as net income (loss) before interest and other income, taxes, and depreciation and amortization as further adjusted for asset impairment costs, stock-based compensation expense and related employer payroll taxes, amortization of cloud-based software implementation costs, non-cash charitable donations, and non-recurring costs such as restructuring costs, major system implementation costs, and direct listing or other transaction costs. Adjusted EBITDA margin is defined as adjusted EBITDA divided by net revenue.
Adjusted net income (loss) is defined as net income (loss) adjusted for stock-based compensation expense and related employer payroll taxes, non-cash charitable donations, and non-recurring costs such as restructuring costs, major system implementation costs, and other direct listing or other transaction costs, and as further adjusted for estimated income tax on such adjusted items.
Adjusted earnings (loss) per share is defined as adjusted net income (loss) divided by adjusted weighted average shares outstanding.
Adjusted COGS is defined as cost of goods sold adjusted for stock-based compensation expense and related employer payroll taxes.
Adjusted gross profit is defined as net revenue minus adjusted COGS. Adjusted gross margin is defined as adjusted gross profit divided by net revenue.

Adjusted SG&A is defined as SG&A adjusted for stock-based compensation expense and related employer payroll taxes, non-cash charitable donations, and non-recurring costs such as restructuring costs, major system implementation costs, and direct listing or other transaction costs.
Free Cash Flow is defined as net cash provided by operating activities minus purchases of property and equipment.
The Non-GAAP Measures are presented for supplemental informational purposes only. A reconciliation of historical GAAP to Non-GAAP financial information is included under “Selected Financial Information” below.
We have not reconciled our adjusted EBITDA margin guidance to GAAP net income (loss) margin, or net margin, or adjusted EBITDA guidance to GAAP net income (loss) because we do not provide guidance for GAAP net margin or GAAP net income (loss) due to the uncertainty and potential variability of stock-based compensation and taxes, which are reconciling items between GAAP net margin and adjusted EBITDA margin and GAAP net income (loss) and adjusted EBITDA, respectively. Because such items cannot be reasonably provided without unreasonable efforts, we are unable to provide a reconciliation of the adjusted EBITDA margin guidance to GAAP net margin and adjusted EBITDA guidance to GAAP net income (loss). However, such items could have a significant impact on GAAP net margin and GAAP net income (loss).
About Warby Parker
Warby Parker (NYSE: WRBY) was founded in 2010 with a mission to inspire and impact the world with vision, purpose, and style–without charging a premium for it. Headquartered in New York City, the co-founder-led lifestyle brand pioneers ideas, designs products, and develops technologies that help people see, from designer-quality prescription glasses (starting at $95) and contacts, to eye exams and vision tests available online and in its more than 230 retail stores across the U.S. and Canada.
Warby Parker aims to demonstrate that businesses can scale, do well, and do good in the world. Ultimately, the brand believes in vision for all, which is why for every pair of glasses or sunglasses sold, they distribute a pair to someone in need through their Buy a Pair, Give a Pair program. To date, Warby Parker has worked alongside its nonprofit partners to distribute more than 15 million glasses to people in need.

Selected Financial Information

Warby Parker Inc. and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(Amounts in thousands, except share data)

	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$216,894	$208,585
Accounts receivable, net	1,779	1,435
Inventory	62,234	68,848
Prepaid expenses and other current assets	17,712	15,700
Total current assets	298,619	294,568

Property and equipment, net	152,332	138,628
Right-of-use lease assets	122,305	127,014
Other assets	7,056	8,497
Total assets	$580,312	$568,707

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$22,456	$20,791
Accrued expenses	46,320	58,222
Deferred revenue	31,617	25,628
Current lease liabilities	24,286	22,546
Other current liabilities	2,411	2,370
Total current liabilities	127,090	129,557

Non-current lease liabilities	150,171	150,832
Other liabilities	1,264	1,672
Total liabilities	278,525	282,061
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.0001 par value; Class A: 750,000,000 shares authorized at December 31, 2023 and 2022, 98,368,239 and 96,115,202 shares issued and outstanding as of December 31, 2023 and 2022, respectively; Class B: 150,000,000 shares authorized at December 31, 2023 and 2022, 19,788,682 and 19,223,572 shares issued and outstanding as of December 31, 2023 and 2022, respectively, convertible to Class A on a one-to-one basis	12	12
Additional paid-in capital	970,135	890,915
Accumulated deficit	(666,831)	(603,634)
Accumulated other comprehensive income	(1,529)	(647)
Total stockholders’ equity	301,787	286,646
Total liabilities and stockholders’ equity	$580,312	$568,707

Warby Parker Inc. and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(Amounts in thousands, except share and per share data)

	Three Months Ended December 31,			Year Ended December 31,
	2023	2022	2021	2023	2022	2021
Net revenue	$161,855	$146,493	$132,892	$669,765	$598,112	$540,798
Cost of goods sold	74,789	65,842	56,641	304,541	257,050	223,049
Gross profit	87,066	80,651	76,251	365,224	341,062	317,749

Selling, general, and administrative expenses	108,635	102,361	122,146	437,220	452,265	461,410
Loss from operations	(21,569)	(21,710)	(45,895)	(71,996)	(111,203)	(143,661)

Interest and other income (loss), net	2,417	1,382	105	9,232	1,307	(347)

Loss before income taxes	(19,152)	(20,328)	(45,790)	(62,764)	(109,896)	(144,008)
Provision for income taxes	(105)	(77)	112	433	497	263
Net loss	$(19,047)	$(20,251)	$(45,902)	$(63,197)	$(110,393)	$(144,271)

Deemed dividend upon redemption of redeemable convertible preferred stock	$—	$—	$—	$—	$—	$(13,137)
Net loss attributable to common stockholders	$(19,047)	$(20,251)	$(45,902)	$(63,197)	$(110,393)	$(157,408)

Net loss per share attributable to common stockholders, basic and diluted	$(0.16)	$(0.18)	$(0.41)	$(0.54)	$(0.96)	$(2.21)
Weighted average shares used in computing net loss per share attributable to common stockholders, basic and diluted	118,569,946	115,713,915	112,501,252	117,389,012	114,942,019	71,249,257

Warby Parker Inc. and Subsidiaries
Consolidated Statements of Cash Flows (Unaudited)
(Amounts in thousands)

	Year Ended December 31,
	2023	2022	2021
Cash flows from operating activities
Net loss	$(63,197)	$(110,393)	$(144,271)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	38,554	31,864	21,551
Stock-based compensation	70,509	98,032	107,148
Non-cash charitable contribution	3,191	3,770	7,757
Asset impairment charges	3,230	1,647	317
Amortization of cloud-based software implementation costs	2,895	247	—
Change in operating assets and liabilities:
Accounts receivable, net	(345)	(451)	(392)
Inventory	6,614	(11,794)	(18,624)
Prepaid expenses and other assets	(3,276)	(10,534)	(6,887)
Accounts payable	1,633	(7,943)	(11,114)
Accrued expenses	(8,898)	2,748	9,486
Deferred revenue	5,989	3,583	(4,478)
Other current liabilities	41	537	579
Deferred rent	—	—	8,547
Right-of-use lease assets and current and non-current lease liabilities	4,459	7,385	—
Other liabilities	(408)	1,672	(1,613)
Net cash provided by (used in) operating activities	60,991	10,370	(31,994)
Cash flows from investing activities
Purchases of property and equipment	(53,671)	(60,181)	(48,513)
Investment in optical equipment company	(1,000)	—	—
Net cash used in investing activities	(54,671)	(60,181)	(48,513)
Cash flows from financing activities
Proceeds from stock option and warrant exercises	1,036	456	20,035
Employee tax withholding remitted in connection with exercise or release of equity awards	—	—	(2,532)
Proceeds from repayment of related party loans	—	91	31,612
Proceeds from shares issued in connection with ESPP	1,835	2,744	—
Repurchase of stock	—	—	(8,085)
Payment for tender offer	—	—	(18,031)
Net cash provided by financing activities	2,871	3,291	22,999
Effect of exchange rates on cash	(882)	(1,311)	(161)
Net increase (decrease) in cash and cash equivalents	8,309	(47,831)	(57,669)
Cash and cash equivalents
Beginning of year	208,585	256,416	314,085
End of year	$216,894	$208,585	$256,416
Supplemental disclosures
Cash paid for income taxes	$419	$536	$356
Cash paid for interest	227	184	150
Cash paid for amounts included in the measurement of lease liabilities	37,126	29,647	—
Non-cash investing and financing activities:
Purchases of property and equipment included in accounts payable and accrued expenses	3,647	3,968	4,158
Related party loans issued in connection with stock option exercises	$—	$—	$13,827

Warby Parker Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures (Unaudited)

The following table reconciles adjusted EBITDA and adjusted EBITDA margin to the most directly comparable GAAP measure, which is net loss:

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
	(unaudited, in thousands)		(unaudited, in thousands)
Net loss	$(19,047)	$(20,251)	$(63,197)	$(110,393)
Adjusted to exclude the following:
Interest and other loss, net	(2,417)	(1,382)	(9,232)	(1,307)
Provision for income taxes	(105)	(77)	433	497
Depreciation and amortization expense	10,370	8,919	38,554	31,864
Asset impairment charges	1,822	138	3,230	1,647
Stock-based compensation expense(1)	16,569	20,052	71,065	98,655
Non-cash charitable donations(2)	—	500	3,191	3,770
Amortization of cloud-based software implementation costs(3)	1,216	151	2,895	247
ERP implementation costs(4)	—	518	4,413	687
Restructuring and other costs(5)	1,000	—	1,000	1,535
Adjusted EBITDA	$9,408	$8,568	$52,352	$27,202
Adjusted EBITDA margin	5.8%	5.8%	7.8%	4.5%
(1)    Represents expenses related to the Company’s equity-based compensation programs and related employer payroll taxes, which may vary significantly from period to period depending upon various factors including the timing, number, and the valuation of awards granted, vesting of awards including the satisfaction of performance conditions, and the impact of repurchases of awards from employees. Included in stock-based compensation expense for both the three and twelve months ended December 31, 2023 is $2.2 million of liability based awards resulting from accrued bonuses that will be settled in equity in the first quarter of 2024. For the three and twelve months ended December 31, 2023, the amount includes $0.1 million and $0.6 million of employer payroll costs, respectively, associated with releases of RSUs and option exercises. For the three and twelve months ended December 31, 2022, the amount includes $0.2 million and $0.6 million of employer payroll costs, respectively, associated with releases of RSUs and option exercises.
(2)    Represents charitable expense recorded in connection with the donation of 56,938 shares of Class A common stock to charitable donor advised funds in June 2023 and 178,572 shares of Class A common stock in both August 2023 and May 2022 to the Warby Parker Impact Foundation, and a donation of 34,528 shares of Class A common stock to third-party charitable donor advised funds in November 2022.
(3)    Represents the amortization of costs capitalized in connection with the implementation of cloud-based software.
(4)    Represents internal and external non-capitalized costs related to the implementation of our new Enterprise Resource Planning (“ERP”) system.
(5)    Represents employee severance and related costs for our restructuring plan that was executed in August 2022 and other non-recurring costs.

Warby Parker Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures (Unaudited)

The following table presents our non-GAAP, or adjusted, financial measures for the periods presented as a percentage of revenue. Each cost and operating expense is adjusted for transaction costs, stock-based compensation expense and related employer payroll taxes, non-cash charitable donations, ERP implementation costs, and restructuring costs.

	Reported		Adjusted		Reported		Adjusted
	Three Months Ended December 31,		Three Months Ended December 31,		Year Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022	2023	2022	2023	2022
	(unaudited, in thousands)		(unaudited, in thousands)		(unaudited, in thousands)		(unaudited, in thousands)
Cost of goods sold	$74,789	$65,842	$74,498	$65,647	$304,541	$257,050	$303,474	$256,145
% of Revenue	46.2%	44.9%	46.0%	44.8%	45.5%	43.0%	45.3%	42.8%

Gross profit	$87,066	$80,651	$87,357	$80,846	$365,224	$341,062	$366,291	$341,967
% of Revenue	53.8%	55.1%	54.0%	55.2%	54.5%	57.0%	54.7%	57.2%

Selling, general, and administrative expenses	$108,635	$102,361	$91,357	$81,486	$437,220	$452,265	$358,618	$348,523
% of Revenue	67.1%	69.9%	56.4%	55.6%	65.3%	75.6%	53.5%	58.3%

Net (loss) income	$(19,047)	$(20,251)	$(1,105)	$523	$(63,197)	$(110,393)	$11,801	$(3,703)
% of Revenue	(11.8)%	(13.8)%	(0.7)%	0.4%	(9.4)%	(18.5)%	1.8%	(0.6)%

* Numbers in the table above may not foot due to rounding.

Warby Parker Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures (Unaudited)

The following table reflects a reconciliation of each non-GAAP, or adjusted, financial measure to its most directly comparable financial measure prepared in accordance with GAAP:

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
	(unaudited, in thousands)		(unaudited, in thousands)
Cost of goods sold	$74,789	$65,842	$304,541	$257,050
Adjusted to exclude the following:
Stock-based compensation expense(1)	291	195	1,067	905
Adjusted cost of goods sold	$74,498	$65,647	$303,474	$256,145

Gross profit	$87,066	$80,651	$365,224	$341,062
Adjusted to exclude the following:
Stock-based compensation expense(1)	291	195	1,067	905
Adjusted gross profit	$87,357	$80,846	$366,291	$341,967

Selling, general, and administrative expenses	$108,635	$102,361	$437,220	$452,265
Adjusted to exclude the following:
Stock-based compensation expense(1)	16,278	19,857	69,998	97,750
Non-cash charitable donations(2)	—	500	3,191	3,770
ERP implementation costs(3)	—	518	4,413	687
Restructuring and other costs(4)	1,000	—	1,000	1,535
Adjusted selling, general, and administrative expenses	$91,357	$81,486	$358,618	$348,523

Net loss	$(19,047)	$(20,251)	$(63,197)	$(110,393)
Provision for income taxes	(105)	(77)	433	497
Loss before income taxes	(19,152)	(20,328)	(62,764)	(109,896)
Adjusted to exclude the following:
Stock-based compensation expense(1)	16,569	20,052	71,065	98,655
Non-cash charitable donations(2)	—	500	3,191	3,770
ERP implementation costs(3)	—	518	4,413	687
Restructuring and other costs(4)	1,000	—	1,000	1,535
Adjusted provision for income taxes(5)	478	(219)	(5,104)	1,546
Adjusted net (loss) income	$(1,105)	$523	$11,801	$(3,703)

Adjusted weighted average shares - diluted	118,569,946	116,614,309	118,310,582	114,942,019
Adjusted diluted (loss) earnings per share	$(0.01)	$—	$0.10	$(0.03)
(1)    Represents expenses related to the Company’s equity-based compensation programs and related employer payroll taxes, which may vary significantly from period to period depending upon various factors including the timing, number, and the valuation of awards granted, vesting of awards including the satisfaction of performance conditions, and the impact of repurchases of awards from employees. Included in stock-based compensation expense for both the three and twelve months ended December 31, 2023 is $2.2 million of liability based awards resulting from accrued bonuses that will be settled in equity in the first quarter of 2024. For the three and twelve months ended December 31, 2023, the amount includes $0.1 million and $0.6 million of employer payroll costs, respectively, associated with releases of RSUs and option exercises. For the three and twelve months ended December 31, 2022, the amount includes $0.2 million and $0.6 million of employer payroll costs, respectively, associated with releases of RSUs and option exercises.
(2)    Represents charitable expense recorded in connection with the donation of 56,938 shares of Class A common stock to charitable donor advised funds in June 2023 and 178,572 shares of Class A common stock in both August 2023 and May 2022 to the Warby Parker Impact Foundation, and a donation of 34,528 shares of Class A common stock to third-party charitable donor advised funds in November 2022.
(3)    Represents internal and external non-capitalized costs related to the implementation of our new ERP system.
(4)    Represents employee severance and related costs for our restructuring plan that was executed in August 2022 and other non-recurring costs.
(5)    The adjusted provision for income taxes is based on long-term estimated annual effective tax rates of 30.2% in 2023 and 29.5% in 2022. The Company may adjust its adjusted tax rate as additional information becomes available or events occur which may materially affect this rate, including impacts from the rapidly evolving global tax environment, significant changes in our geographic mix, merger and acquisition activity, or changes in our business outlook.

Warby Parker Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures (Unaudited)

The following table reflects a reconciliation of free cash flow to its most directly comparable financial measure prepared in accordance with GAAP:

	Year Ended December 31,
	2023	2022
	(unaudited, in thousands)
Net cash provided by operating activities	$60,991	$10,370
Purchases of property and equipment	(53,671)	(60,181)
Free cash flow	$7,320	$(49,811)

Contacts
Investor Relations:
Jaclyn Berkley, Head of Investor Relations
Brendon Frey, ICR
investors@warbyparker.com

Media:
Ali Weltman
ali@derris.com

Source: Warby Parker Inc.